Exhibit 99.1

                 Albany Molecular Research, Inc. Posts
  Solid Second Quarter Results; Robust Development Contract Revenue Trend Continues, Allegra Royalties Beat Expectations; Company Raises
                     Full Year Earnings Guidance


    ALBANY, N.Y.--(BUSINESS WIRE)--Aug. 4, 2005--Albany Molecular
Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter and six-month period ending June 30, 2005.

    Highlights from the second quarter include:

    -- Diluted EPS of $0.23, exceeding the company's estimate of $0.18 to $0.20.

    -- Total contract revenue of $35.9 million, exceeding the company's estimate of $32 to $35 million.

    -- A 34% year-over-year quarterly increase in development and small scale manufacturing contract revenue. Year to date, development contract revenue is up 35% over the comparable 2004 period.

    -- A 44% year-over-year quarterly increase in large scale manufacturing revenue. Excluding the impact of a request for accelerated delivery of one product from GE Healthcare, the company's largest manufacturing customer, the increase was 22%.

    Second Quarter Results

    Total revenue for the second quarter of 2005 was $51.8 million, an increase of 23% compared to total revenue of $42.0 million in the second quarter of 2004.
    Total contract revenue for the second quarter of 2005 was $35.9 million, an increase of 28% compared to total contract revenue of $28.1 million during the second quarter of 2004. Total contract revenue encompasses revenue from AMRI's large scale manufacturing, development and small scale manufacturing, and discovery services.
    Contract revenue for large scale manufacturing in the second quarter of 2005 was $22.6 million, an increase of 44% compared to $15.7 million in 2004. Contract revenue from development and small scale manufacturing services in the second quarter of 2005 was $7.0 million, an increase of 34% from $5.2 million in 2004. Contract revenue for discovery services in the second quarter of 2005 was $6.3 million, a decrease of 12% from $7.1 million during 2004. Contract revenue for large scale manufacturing services in the second quarter of 2005 was favorably impacted by $2.7 million as a result of a request for accelerated delivery of one product to GE Healthcare. As previously disclosed, GE has requested accelerated delivery of this product, resulting in a shift of all contract revenue for this product for the full year to the first half of the year.
    Recurring royalties from Allegra in the second quarter of 2005 were $15.9 million, a 14% increase from $13.9 million in the second quarter of 2004. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Net income in the second quarter of 2005 was $7.3 million, or $0.23 per diluted share, compared to a net loss of $20.8 million, or ($0.65) per diluted share, in the second quarter of 2004. Included in net income for the second quarter of 2004 was $3.5 million in pre-tax charges, or ($0.09) per diluted share, related to the restructuring of the company's Mount Prospect Research Center, and $25.9 million in non-cash pre-tax charges, or ($0.74) per diluted share, to reduce the carrying value of certain assets.
    AMRI Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. said, "AMRI turned in another solid performance in the second quarter, marking the second consecutive quarter of year-over-year growth in contract revenue. Our performance in the second quarter was boosted by the continuing trend of escalating contract revenue in our development and small scale manufacturing business, along with another strong quarter from Allegra and the additional contract revenue associated with the accelerated delivery schedule to GE Healthcare. When leveling revenue for the impact of the accelerated delivery schedule of this product, large scale manufacturing revenue in the second quarter of 2005 still increased by 22% over the same period in 2004. We are seeing strong growth in the manufacturing of clinical trial materials at Organichem, and are actively taking steps to capitalize on this trend. We remain optimistic going forward and, as discussed in our earnings guidance, we are projecting full year increases in total contract revenue--including revenue from large scale manufacturing--over 2004 levels."

    Year-to-Date

    Total revenue for the six-month period ending June 30, 2005 was $100.5 million, an increase of $17.7 million, or 21%, compared to total revenue of $82.8 million during the same period in 2004.
    Total contract revenue for the first six months of 2005 increased 23% to $72.6 million, compared to total contract revenue of $58.9 million for the comparable period in 2004.
    Contract revenue for large scale manufacturing in the six-month period ending June 30, 2005 was $45.6 million, an increase of 40% compared to $32.5 million in 2004. Contract revenue from development and small scale manufacturing services for the six-month period ending June 30, 2005 was $13.8 million, an increase of 35% from $10.2 million in 2004. Contract revenue for discovery services in the period ending June 30, 2005 was $13.2 million, a decrease of 19% from $16.3 million in 2004. Contract revenue for large scale manufacturing services in the first half of 2005 was favorably impacted by $8.4 million as a result of GE Healthcare's delivery schedule.
    Recurring royalty revenue for the first half of 2005 increased by 17% to $27.9 million, compared to $23.9 million during the first six months of 2004.
    Net income for the six month period ending June 30, 2005 was $12.9 million, or $0.40 per diluted share, compared to a net loss of $18.0 million, or ($0.57) per diluted share, for the six-month period ending June 30, 2004. Included in net income for the second half of 2004 were the second quarter pre-tax charges of $3.5 million, or ($0.09) per diluted share relating to the Mount Prospect restructuring and the non-cash $25.9 million, or ($0.74) per diluted share, pre-tax charge to reduce the carrying value of certain assets, as well as a first quarter charge of $3.1 million, or ($0.06) per diluted share, related to the issuance of warrants to Bristol Myers Squibb.

    Liquidity and Capital Resources

    At June 30, 2005, AMRI had cash, cash equivalents and investments of $143.3 million, compared to $138.4 million at March 31, 2005. The net increase of $4.9 million in cash, cash equivalents and investments in the second quarter of 2005 was due primarily to cash generated from operations of $10.4 million, partially offset by $4.9 million in purchases of property plant and equipment and $1.3 million in principal repayments on outstanding debt. Total debt at June 30, 2005 was $50.8 million, compared to $52.1 million at March 31, 2005. Total common shares outstanding, net of treasury shares, at June 30, 2005 were 32,320,449. On June 30, 2005, the company amended its credit facility to extend the maturity date on its revolving line of credit from February 2006 to June 2010.

    Earnings Guidance

    Chief Financial Officer Mark T. Frost provided earnings guidance for the third quarter of 2005 and updated guidance for the full year 2005. Mr. Frost said, "In the third quarter, we project diluted earnings per share to range from $0.09 to $0.12. As previously discussed, we expect contract revenue at our large scale manufacturing subsidiary to decrease significantly in the second half, compared to 2004 levels, due to GE Healthcare's accelerated delivery schedule for one of its products. Even without sales of this large scale product in the third quarter, we project total contract revenue to range from $29 million to $32 million, an increase of up to 11% from 2004 levels. Conversely, however, the acceleration of these shipments accounted for an additional $8.4 million in large scale manufacturing contract revenue in the first half of 2005. GE Healthcare is not expected to make any further purchases of this product. Going forward, we expect that the loss of revenue from this product will be at least partially offset by increased revenue from the manufacturing of clinical trial materials."
    Mr. Frost continued, "Turning to Allegra, we estimate that third quarter 2005 royalties from sales of Allegra will be flat to 5% higher than in the third quarter of 2004. To date, we are not aware of any guidance provided by Sanofi-Aventis on Allegra. Should Sanofi-Aventis provide guidance in the future, we would expect to revise our royalty estimates accordingly."
    Mr. Frost noted, "We are raising guidance for the full year from a range of $0.51 to $0.56 per diluted share to a range of $0.57 to $0.62 per diluted share. The increase reflects projected increases in contract revenue, the increase in Allegra royalties during the second quarter, and our projected increase in Allegra royalties for the full year. We are tightening the range of contract revenue guidance, and revising our full year 2005 total contract revenue projections from a range of $126 million to $132 million to a range of $128 million to $132 million, a 5% to 9% increase from full year 2004 levels. For the full year, we are projecting royalties from sales of Allegra to range from $50 million to $52 million, an increase of 4% to 8% compared to the full year 2004."

    Proprietary R&D Update

    During the second quarter, the company remained on course to move forward with pharmacokinetic, toxicology and genotoxicity studies on two potential drug candidates from its proprietary drug discovery platform. One candidate has been prioritized; initial toxicology protocols have been designed and studies are on course to start in early August. Pending favorable results in these studies, the company remains on track to file an Investigational New Drug submission with the U.S. Food and Drug Administration during the first quarter of 2006. At the same time, the company continues to actively seek a licensee to develop this technology.

    Recent Highlights

    Recent noteworthy announcements or milestones at AMRI include the following:

    -- The initiation of a two-year research collaboration with the National Institute of Neurological Disorders and Stroke aimed at developing novel treatments for spinal muscular atrophy in which AMRI will provide fee-for-service medicinal chemistry lead optimization.

    --  Completion of two separate FDA inspections at AMRI's 21
        Corporate Circle facility and at Organichem; both completed with no FDA Form 483 being issued.

    -- The opening of a new 3,500 square foot Quality Control laboratory at the company's large scale manufacturing subsidiary, Organichem Corporation.

    --  The signing of an MOU at the company's Singapore Research
        Centre with the Institute of Chemical and Engineering Sciences
        (ICES), setting the stage for collaborations on training and R&D projects.

    -- The appointment of KPMG LLP as the company's independent registered public accounting firm for the fiscal year 2005.

    Second Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on August 4, 2005 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-510-9834 (for domestic calls) or 617-614-3669 (for international calls) at 9:45 a.m. and reference the AMRI Second Quarter 2005 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on August 4, 2005. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 62029345. In addition, replays of the call will be available for twelve months on the company's website at www.albmolecular.com/investor/investcc.html

    About Albany Molecular Research, Inc.

    Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings for the third quarter of 2005 and for the full year 2005, statements made by the company's chief executive officer and chief financial officer, trends in pharmaceutical and biotech outsourcing and demand for the company's development and manufacturing services, the expected level of contract revenues for AMRI for the third quarter of 2005 and for the full year 2005, expected future sales of Allegra and AMRI's Allegra-related royalties for the third quarter of 2005 and the full year 2005, the expected submission of an IND application and commencement of Phase I trials, and management's initiatives to sustain the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Sanofi-Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005, and the company's other SEC filings. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                    Albany Molecular Research, Inc.
            Condensed Consolidated Statements of Operations
                              (unaudited)

(Dollars in thousands, except for per share data)

                                 Three Months Ended  Six Months Ended
                                 ------------------ ------------------
                                 June 30, June 30,  June 30, June 30,
                                   2005      2004     2005      2004
                                 -------- --------- -------- ---------

Contract revenue                 $35,948  $ 28,118  $72,574  $ 58,932
Recurring royalties               15,892    13,878   27,900    23,870
                                 -------- --------- -------- ---------
 Total revenue                    51,840    41,996  100,474    82,802
                                 -------- --------- -------- ---------

Cost of contract revenue          29,327    22,853   58,463    46,715
Write-down of library
 inventories                          --     5,974       --     5,974
                                 -------- --------- -------- ---------
 Total cost of contract revenue   29,327    28,827   58,463    52,689

Technology incentive award         1,594     1,387    2,795     2,385
Research and development           3,480     5,368    6,969    13,248
Selling, general and
 administrative                    6,394     5,811   12,846     9,732
Property and equipment
 impairment                           --     4,728       --     4,728
Goodwill impairment                   --    14,494       --    14,494
Intangible asset impairment           --     3,541       --     3,541
Restructuring charge                  --       426       --       426
                                 -------- --------- -------- ---------
 Total costs and expenses         40,795    64,582   81,073   101,243
                                 -------- --------- -------- ---------

Income (loss) from operations     11,045   (22,586)  19,401   (18,441)

Equity in loss of unconsolidated
 affiliates                           --        --       --       (65)
Interest income, net                 320       142      520       302
Other income, net                     67         1       70         9
                                 -------- --------- -------- ---------

Income (loss) before income tax
 expense                          11,432   (22,443)  19,991   (18,195)

Income tax expense (benefit)       4,138    (1,670)   7,101      (183)
                                 -------- --------- -------- ---------

Net income (loss)                $ 7,294  $(20,773) $12,890  $(18,012)
                                 ======== ========= ======== =========

Basic earnings (loss) per share  $  0.23  $  (0.65) $  0.40  $  (0.57)
                                 ======== ========= ======== =========

Diluted earnings (loss) per
 share                           $  0.23  $  (0.65) $  0.40  $  (0.57)
                                 ======== ========= ======== =========



                    Albany Molecular Research, Inc.
                 Condensed Consolidated Balance Sheets
                              (unaudited)

(Dollars and share amounts in thousands)

                                             June 30,    December 31,
                                               2005          2004
                                           ------------- -------------

                  Assets
Current assets:
 Cash and cash equivalents                 $     46,065  $     41,171
 Investment securities, available-for-sale       97,276        92,578
 Accounts receivable, net                        20,503        14,263
 Royalty income receivable                       15,873        12,178
 Inventories                                     30,660        32,415
 Prepaid expenses and other current assets        3,370         3,914
 Property and equipment held for sale             5,627         5,627
                                           ------------- -------------
  Total current assets                          219,374       202,146
                                           ------------- -------------

Property, plant and equipment, net              145,389       145,753

Other assets:
 Goodwill                                        25,747        25,747
 Intangible assets and patents, net               1,250         1,201
 Equity investments in unconsolidated
  affiliates                                        956           956
 Other assets                                     1,588         1,089
                                           ------------- -------------
  Total other assets                             29,541        28,993
                                           ------------- -------------

                                           ------------- -------------
Total assets                               $    394,304  $    376,892
                                           ============= =============

   Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses     $     11,634  $     14,289
 Deferred revenue                                 3,965         2,089
 Accrued pension benefits                           631           631
 Income taxes payable                             6,964           846
 Current installments of long-term debt           4,536         4,526
                                           ------------- -------------
   Total current liabilities                     27,730        22,381
                                           ------------- -------------

Long-term liabilities:
 Long-term debt, excluding current
  installments                                   46,215        48,603
 Deferred income taxes                            7,334         6,997
 Pension and postretirement benefits              2,737         3,139
 Other long term  liabilities                       491           296
                                           ------------- -------------
Total liabilities                                84,507        81,416
                                           ------------- -------------

Commitments and contingencies

Stockholders' equity:
 Common stock, $0.01 par value, 50,000
  shares authorized, 34,397 shares issued
  at June 30, 2005, and 33,942 shares
  issued at December 31, 2004                       344           340
 Additional paid-in capital                     193,071       189,608
 Unearned compensation - restricted stock        (2,003)           --
 Accumulated other comprehensive loss              (150)         (117)
 Retained earnings                              155,706       142,816
                                           ------------- -------------
                                                346,968       332,647

Less, treasury shares at cost, 2,077
 shares                                         (37,171)      (37,171)
                                           ------------- -------------
  Total stockholders' equity                    309,797       295,476
                                           ------------- -------------
Total liabilities and stockholders' equity $    394,304  $    376,892
                                           ============= =============


    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518-464-0279